Exhibit 99.1

FOR RELEASE AT 6AM PACIFIC

Stockgroup Announces New Product to Enable Financial Advisor-Client
Collaboration
Assembles Brokerage Industry Leaders for Web Technology Conference

(NEW YORK) November 10, 2006 – Stockgroup Information Systems Inc. (OTCBB: SWEB, TSX-V: SWB) today announced its new StockStream web-based portfolio management product, with innovative technologies for advisor-client collaboration and customer intelligence, aimed to improve client retention.

Stockgroup launched the product at its thought-leadership conference in Toronto, Ontario on November 7th, cosponsored by Microsoft (NYSE: MSFT). The seminar, titled Technologies that Drive Client Retention and Improve Advisor-Client Communications, was attended by a audience of brokerage industry executives interested in technologies that support their online business strategies. Keynote speaker Paul Bates, Dean of DeGroote School of Business at McMaster University led the panel of distinguished presenters, which included Matt Bienfang, Research Director, Towergroup, and Marcus New, President and Chief Executive Officer of Stockgroup Media.

Paul Bates, an advocate for investors’ rights, opened the conference with his views on the need for investment firms to create an online customer experience that engages the client with the institution as an online community. Mr. Bates said, “Beyond being an important tool to improve sales productivity, online tools can be an extremely valuable means of enhancing the client experience and thereby increasing client loyalty and share of wallet.”

Matt Bienfang, Research Director, Brokerage and Wealth Management at Towergroup commented, “How firms communicate with their customers is up to the customers. Firms must invest in collaborative tools and other technologies to help re-engage the front office with its customers.”

Stockgroup CEO Marcus New stated, “Our retail brokerage customers tell us that client retention is at the top of their priority list. We have designed a unique product to help investment firms and their advisors significantly enhance customer communications, and create a community that is more engaged and better informed.”

Stockgroup has scheduled its US conference for January 31, 2007, in New York City, with best-selling author and CNBC Mad Money host Jim Cramer as keynote. Registration for the New York event is available online at www.stockgroup-seminar.com.

About StockStream Enterprise

StockStream is a real-time, streaming portfolio management product designed for Retail Investors. Offered by the investment firm to its high-value clients, it supports the advisor's strategies to increase client retention and enhance client communications. In addition to providing quotes, market depth, charts, alerts, news and portfolio analysis, the product utilizes Stockgroup’s collaboration technology to enable advisors and clients to simultaneously view the online portfolio as well as set alerts by the advisor for the client. With this enhanced online customer experience, they are able to discuss investment strategies and portfolio performance in a new way that deepens the advisor-client relationship. StockStream Enterprise offers valuable customer intelligence, to allow the advisor to identify client wallet-share, potential profitability, most-held stocks, and trading behavior.

About The Launch Event Speakers

Paul Bates

Paul Bates is the Dean of the DeGroote School of Business, at McMaster University. He has been a business leader and an advocate for investors’ rights for more than 2 decades. Following service on the boards of the Toronto Stock Exchange and the Canadian Investment Dealers Association, Mr. Bates was appointed as part-time commissioner on the Ontario Securities Commission in 2003. He has been the president of 4 Canadian brokerage firms, including most recently, Charles Schwab Canada. In 2000, he was recognized by his peers and was awarded “Most Influential Broker of the Year” by Investment Executive Magazine.

Matt Bienfang

Matt Bienfang is Research Director, Brokerage and Wealth Management, at the Towergroup. Mr. Bienfang has over 17 years of experience in the brokerage industry. He consulted to brokerage firms, and helped his clients utilize technology to help streamline operational processes and delivery channels. Previously, Mr. Bienfang was Executive Vice President of a large Independent Broker-Dealer, responsible for brokerage operations and program development. He has held positions as head trader and senior manager leading many initiatives, where technology was always an integral component of the initiative.

Marcus New

Marcus New is the President and CEO of Stockgroup Media Inc. He founded Stockgroup in 1995. He acquired StockHouse.com in 2003. With his vision and strategy, he has built StockHouse into one of the top media brands in Canada. Mr. New was a finalist in the Ernst & Young Entrepreneur of the Year Awards in 2005. Previous to Stockgroup, he was VP of Investor Relations at AmCan Public Relations Group. Mr. New is a business leader and sought-after speaker.

About Stockgroup Information Systems Inc.

StockgroupTM is a leading financial media company that licenses client portfolio products and web-based financial content to retail investment institutions, designed to increase customer retention and profitability. Top brokerage firms use Stockgroup products to differentiate their brands and develop stronger, more profitable client relationships. Stockgroup owns and operations StockHouse.com, an online financial portal that hosts the BullBoardsTM message board – Canada’s largest community of active investors. StockHouse.com provides a highly targeted audience and sought-after demographic for advertisers.

To find out more about Stockgroup (OTCBB: SWEB, TSX-V: SWB), visit our website at www.stockgroup.com.

Note to editors: Digital photos from the event are available upon request.

Contact:
Stockgroup Information Systems Inc.
Bruce Nunn
V.P., Marketing
1.800.650.1211

This release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward looking statements." Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this action may be identified through the use of words such as “expects”, “will,” “anticipates,” “estimates,” “believes,” or statements indicating certain actions “may,” “could,” or “might” occur. More information about potential risk factors that could affect our business is included in the Company’s Form 10-QSB for the quarter ended September 30, 2006, which are on file with the SEC and available at the SEC website at www.sec.gov. Stockgroup is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this press release.